Exhibit 99.1

Synthetech Reports First Quarter Fiscal 2011 Results

Albany, Oregon, August 6, 2010 – Synthetech, Inc. (NZYM.OB) today announced financial results for the first quarter of fiscal 2011, which ended June 30, 2010.  Revenue for the quarter was $2.0 million, a 56% decrease compared to revenue of $4.7 million in the first quarter of fiscal 2010.  The operating loss for the current quarter was $727,000, compared to operating income of $1.0 million for the same period last year.  The net loss for the current quarter was $763,000, or $0.05 per basic share, compared to last year’s first quarter net income of $969,000, or $0.07 per basic share.

International sales were $1.2 million and $2.9 million in the first quarters of fiscal 2011 and 2010, respectively.  International sales, like all of Synthetech's revenues, are subject to significant quarterly fluctuations.

Synthetech's cash and cash equivalents were $1.3 million at June 30, 2010, compared to $1.1 million at March 31, 2010.  Synthetech’s working capital was $6.2 million at June 30, 2010, compared to $7.3 million at March 31, 2010.  As of June 30, 2010, Synthetech had no outstanding borrowings under its line of credit.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)

	First Quarter Ended June 30,
(in thousands, except per share data)	2010	2009
Revenue	$2,047	$4,664
Cost of revenue	1,747	2,653

Gross income	300	2,011

Research and development	341	303
Selling, general and administrative	686	702
Total operating expense	1,027	1,005

Operating income (loss)	(727)	1,006

Interest income	1	3
Interest expense	(30)	(40)

Income (loss) before income taxes	(756)	969
Income taxes	7	-
Net income (loss)	$(763)	$969

Basic income (loss) per share	$(0.05)	$0.07
Diluted income (loss) per share	$(0.05)	$0.06

Commenting on the financial results, Dr. Gregory Hahn, President and CEO, stated, “It is difficult to begin a new fiscal year with the results posted.  However, this is consistent with quarter to quarter lumpiness and we remain cautiously optimistic.  We anticipate fiscal 2011 will be a profitable building year, even accounting for our investment in our San Diego Research Center lab, proposed expansion of our active pharmaceutical ingredient (API) manufacturing facilities, and current economic and market conditions.  Order backlog as of August 5, 2010 is $4.0 million, most of which is scheduled to deliver in the second quarter.”

About Synthetech
Synthetech, Inc., based in Albany, Oregon, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments and proprietary custom chiral intermediates, primarily for the pharmaceutical industry.  Synthetech produces advanced pharmaceutical intermediates in accordance with Current Good Manufacturing Practices (cGMP) in compliance with U.S. Food and Drug Administration (FDA) regulations.  Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) small molecule drugs from early stages of a customer’s clinical development through market launch and into commercial production.  Synthetech’s products also support the production of chemically-based medical devices.  Synthetech’s domestic and international customer base includes major and mid-size pharmaceutical, contract drug synthesis, emerging and established biotechnology and medical device companies.  Synthetech also supplies catalog quantities of specialty amino acids to research institutions, universities and drug discovery firms.

Period to Period Fluctuations
Management anticipates that Synthetech’s revenue will continue to fluctuate significantly from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.  As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results, including anticipated profitability for fiscal 2011; market conditions and opportunities; the timing and amount of shipments; and the proposed expansion of our API manufacturing facilities.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of any significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; potential period-to-period revenue or expense fluctuations; higher than expected cash use; production and shipping factors and timely access to raw materials; industry cost factors and conditions; general economic conditions; competition; government regulation; Synthetech's limited experience with acquisitions of other companies and obtaining financing; labor disputes; technological change; future incentive stock awards; and international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:	Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon 97321
541 967-6575